Exhibit 99.1

Intermec Reports Record Q4’07 Revenues

  Q4’07 Revenues of $253M up 16 Percent over Q4’06
  Q4’07 Diluted EPS of $0.27, from Continuing Operations
  Cash Equivalents and Short-Term Investments Increase $51M in Q4’07

EVERETT, Wash.--(BUSINESS WIRE)--Intermec, Inc. (NYSE: IN) today announced financial results for its fourth quarter and fiscal year which ended December 31, 2007.

Intermec reported 2007 fourth quarter revenues of $253 million and earnings from continuing operations of $16.4 million, or $0.27 per diluted share, compared to 2006 fourth quarter revenues of $219 million and earnings from continuing operations of $5.2 million, or $0.08 per diluted share.

“Intermec delivered a record revenue quarter with growth across all geographic regions,” said Patrick J. Byrne, President and CEO. “We demonstrated progress towards our target business model of double digit growth and operating profit by delivering improved gross margins and operating leverage from Q4 of last year.”

Fiscal year 2007 revenues were $849 million and earnings from continuing operations were $24.3 million, or $0.40 per diluted share, compared to 2006 revenues of $850 million and earnings from continuing operations of $35.0 million, or $0.55 per diluted share.

The Company’s 2007 results included senior management transition costs and severance charges effecting SG&A expense of $1.8 million and $4.9 million, in the fourth quarter and full year 2007, respectively.

Fiscal year 2006 included a gain on Intellectual Property settlements regarding its smart battery patents in the amounts of $16.5 million or $0.16 per diluted share and a pre-tax gain of $2.3 million, or $0.02 per diluted share, from the sale of an investment. The Company’s 2006 results also included restructuring charges of $11.6 million.

Fourth quarter 2007 revenues increased 16 percent compared to the fourth quarter of 2006. Geographically during the fourth quarter, North American revenues increased 7 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 26 percent over the prior year period; while Latin America and Asia Pacific (APAC) increased 33 percent and 17 percent, respectively.

During the fourth quarter, Systems and Solutions revenue increased 28 percent and Printer and Media revenues increased 1 percent over the comparable prior-year period. Service revenue was flat compared to the prior-year period.

The Company’s 2007 effective tax rate from continuing operations was 37.9 percent. The comparative effective tax rate of 23.2 percent for 2006 was impacted primarily due to settlement of foreign tax audits. The effective tax rate for the fourth quarter of 2007 was 37.2 percent compared to a net tax benefit realized in the fourth quarter of 2006.

The Company’s cash equivalents and short-term investments increased $51 million in the quarter, primarily as a result of cash flows from operations and note receivable maturities of approximately $20 million. The cash equivalents and short-term investments position at the end of the fourth quarter totaled $265.5 million.

Intermec recently introduced products:

  The Windows Mobile based CK61ex integrates EX imaging technology in an rugged handheld computer, enabling users to scan any kind of barcode, in any orientation, from 6 inches to 50 feet away, as well as capture images. Advanced capabilities include 802.11 a/b/g radio, voice support, extended memory and storage, and a non-incendive option.
  The SR30, a plug-and-play handheld scanning device for Point-of-Service (POS) applications. Designed to automatically adapt to different interfaces, the lightweight SR30 integrates patented Intermec Vista linear imaging technology to deliver fast, accurate scanning even when bar codes are damaged or poorly printed.
  The PB50 four-inch mobile label printer is designed to complement Intermec’s mobile computers, scanners and media while enhancing mobile workers productivity in the warehouse environment. The PB50 increases productivity for warehouse operations, or wherever a combination of wireless communication, fast print speeds and well-managed battery life in a rugged, wearable design is needed.

Outlook - First Quarter 2008

  Intermec also reported today its GAAP basis revenue outlook for the first quarter 2008. Revenues for the period are expected to be within a range of $208 million to $213 million.
  For the first quarter of 2008, EPS from continuing operations are expected to be within a range of $0.10 to $0.13, per diluted share.

Conference Call Information

Intermec will hold its conference call on February 7, 2008 at 5 p.m. ET (2 p.m. PT). The call will be hosted by Intermec, Inc. President and Chief Executive Officer Patrick J. Byrne, Chief Financial Officer and SVP Lanny H. Michael, SVP of Global Sales Michael A. Wills and Director of Investor Relations Kevin P. McCarty.

The dial-in numbers for participants is 1-(800) 857-8060 (US); 1-(210) 839-8066 (International); Passcode: (“Intermec”). The call will be broadcast on the Internet via a link from the investor’s Web page at the Intermec website at www.intermec.com/InvestorRelations

About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)

Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding: potential increases in revenue or product volumes; our objectives for sales channel mix and target customer markets; our ability to develop, market and launch new or enhanced products and platforms as planned; customer acceptance of our products and technologies; our ability to improve business processes; our ability to improve gross margins or profits; our cost reduction plans; and our revenue, expense, earnings or financial outlook for the first quarter of 2008 or any future period. They also include statements about our ability to compete effectively with our current products and newly launched products, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth, and about the applicability of accounting policies used in our financial reporting. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INTERMEC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, amounts in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Revenues:
Product	$211,381	$176,676	$692,050	$692,417
Service	41,993	42,078	157,170	157,552
Total revenues	253,374	218,754	849,220	849,969

Costs and expenses:
Cost of product revenues	125,712	113,880	432,166	429,691
Cost of service revenues	24,576	22,927	90,188	88,238
Selling, general and administrative	77,582	73,402	289,448	300,264
Gain on intellectual property settlement	-	-	-	(16,538)
Restructuring charge	-	7,583	-	11,583
Total costs and expenses	227,870	217,792	811,802	813,238

Operating profit from continuing operations	25,504	962	37,418	36,731
Gain on sale of investments	-	-	-	2,305
Interest income, net	677	1,923	1,760	6,538
Earnings from continuing operations before income taxes	26,181	2,885	39,178	45,574
Provision (benefit) for income taxes	9,736	(2,303)	14,843	10,575
Earnings before discontinued operations	16,445	5,188	24,335	34,999
Loss from discontinued operations, net of tax	-	(2,332)	(1,283)	(2,999)
Net earnings	$16,445	$2,856	$23,052	$32,000

Basic earnings (loss) per share
Continuing operations	$0.27	$0.08	$0.40	$0.56
Discontinued operations	-	(0.03)	(0.02)	(0.05)
Net earnings per share	$0.27	$0.05	$0.38	$0.51

Diluted earnings (loss) per share
Continuing operations	$0.27	$0.08	$0.40	$0.55
Discontinued operations	-	(0.03)	(0.02)	(0.05)
Net earnings per share	$0.27	$0.05	$0.38	$0.50

Shares used in computing basic earnings (loss) per share	60,663	61,110	60,359	62,535

Shares used in computing diluted earnings (loss) per share	61,309	62,121	61,163	63,830
INTERMEC, INC. CONSOLIDATED BALANCE SHEET (Unaudited, amounts in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$237,247	$155,027
Short-term investments	28,230	29,510
Accounts receivable, net	190,833	158,369
Inventories	113,730	119,027
Net current deferred tax assets	62,288	49,623
Other current assets	14,690	28,913
Total current assets	647,018	540,469

Property, plant and equipment, net	47,732	43,453
Intangibles, net	4,138	3,978
Net deferred tax assets	151,933	190,683
Other assets	52,280	31,757
Total assets	$903,101	$810,340

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	$143,354	$113,207
Payroll and related expenses	32,170	32,008
Deferred revenue	49,020	45,021
Current debt	100,000	-
Total current liabilities	324,544	190,236

Long-term deferred revenue	20,109	17,318
Long-term debt	-	100,000
Other long-term liabilities	71,895	85,184

Shareholders' investment:
Common stock	612	598
Additional paid-in-capital	679,826	657,468
Accumulated deficit	(196,795)	(212,903)
Accumulated other comprehensive income (loss)	2,910	(27,561)
Total shareholders' investment	486,553	417,602
Total liabilities and shareholders' investment	$903,101	$810,340

CONTACT:
Intermec, Inc.
Kevin P. McCarty, Director of Investor Relations
425-265-2472
kevin.mccarty@intermec.com